Exhibit 99.1
For Immediate Release
Contact
pressinquiries@truecar.com
Alan Ohnsman
424-258-8044
aohnsman@truecar.com

TrueCar names Chip Perry chief executive officer
Digital automotive services pioneer begins role next month
SANTA MONICA, Calif., (November 23, 2015) - TrueCar, Inc. (NASDAQ: TRUE) announced that Chip Perry, an online automotive pioneer and long-time industry leader, will become the company’s president and chief executive officer, effective December 15.
Perry was the first employee of AutoTrader.com in 1997 and served as its CEO from the company’s inception until 2013. While at the helm he guided the company’s evolution from a one-person startup into the world’s largest online automotive marketplace, with $1.5 billion in revenue, 20,000 dealer customers, 16 million monthly unique visitors and 3,500 employees. Perry oversaw AutoTrader’s creation of an array of transformative digital solutions that have helped thousands of dealers grow their presence online. Most recently, he has been president and CEO of Atlanta-based RentPath LLC, parent company of ApartmentGuide.com and Rent.com.
“I’ve followed TrueCar’s progress for many years and am truly excited to be joining the company. TrueCar has built incredible tools for car buyers and retailers and has a strong base on which to grow,” Perry said. “My initial focus will be on TrueCar’s dealer partners - listening to them and finding ways to serve them better.”
As previously announced, Scott Painter, TrueCar’s founder, will formally step down as CEO and also resign his positions as TrueCar’s chairman and as a member of the company’s board of directors, effective December 15.
“As founder of TrueCar, I’m proud of what we’ve accomplished, but it’s time for a change and we have found exactly the right person for the job,” Painter said.
“I know as well as anybody what is required to take the spark of an idea and turn it into a thriving business, and that is what Scott did for TrueCar,” said Perry. “Thanks to his leadership we have an extremely strong management team, a talented and enthusiastic employee base and an unflagging commitment to improving the car-buying experience for both consumers and dealers. I will put my full energy into helping TrueCar become all it can be.”
Prior to starting AutoTrader.com, Perry was a management consultant in the Los Angeles office of McKinsey & Co, and a vice president of new business development at the Los Angeles Times. In the early 1990s Perry led the team that launched TimesLink, one of the first major newspaper online services. It was from this experience that he gained the insight that digitally powered automotive classified advertising on the Internet would become a huge growth opportunity.

“Chip Perry was one of the best CEOs I ever worked with during my nearly 30 years as a partner at Kleiner Perkins Caufield & Byers,” said Joe Lacob, who was a member of the board of directors of AutoTrader.com for 13 years and is now the majority owner of the Golden State Warriors of the National Basketball Association. “He had the vision to see how the Internet could play a positive role in the auto industry and he built a great company that transformed how people buy and sell cars all across America.”

“There’s enormous opportunity in TrueCar’s business,” Perry said. “This company has great assets and I look forward to working with the team to scale the business and generate value for all of TrueCar’s stakeholders.”

Investor Contact
Alison Sternberg
424-258-8771
asternberg@truecar.com

About TrueCar
TrueCar, Inc. (NASDAQ: TRUE) gives consumers transparent insight into what others paid and access to guaranteed savings off MSRP from TrueCar Certified Dealers. TrueCar’s network of more than 10,000 trusted Certified Dealers is committed to providing upfront pricing information and a hassle-free buying experience. TrueCar powers car-buying programs for some of the largest U.S. membership and service organizations, including AARP, American Express, AAA, Sam’s Club and USAA. Not all program features are available in all states. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas. For more information, go to www.truecar.com. Follow us on Facebook or Twitter.
TrueCar media line: +1-844-469-8442 (US toll-free) | Email: pressinquiries@truecar.com

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